Exhibit 99

Accenture Announces Appointment of Arun Sarin to its Board of Directors

NEW YORK; Nov. 2, 2015 — Accenture (NYSE: ACN) announced today that Arun Sarin has been appointed to the company’s Board of Directors, effective October 30. Mr. Sarin, 61, was Chief Executive Officer of Vodafone Group Plc from 2003 until his retirement in 2008, and also served as a director of Vodafone from 1999 to 2008.

Mr. Sarin will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Compensation and Nominating & Governance Committees.

“I am delighted to welcome Arun to our board of directors,” said Pierre Nanterme, Accenture’s chairman and CEO. “He brings a strong technology background and exceptional experience in telecommunications, as well as a valuable international perspective as both a CEO and director of large, global companies. I know our board is looking forward to leveraging Arun’s broad business experience and the insights he will provide as we continue to focus on executing our strategy and delivering value for our clients and shareholders.”

With the appointment, Accenture’s board now comprises 12 directors, 11 of whom are external and independent. Mr. Nanterme is the board’s only internal director.

Mr. Sarin began his career at Pacific Telesis Group in 1984. He progressed through various senior positions there and at AirTouch Communications Inc., which Pacific Telesis spun off in 1994. Subsequently, he was named AirTouch’s president and chief operating officer, and after its merger with Vodafone in 1999, he was appointed CEO of Vodafone’s U.S./Asia-Pacific region. He left Vodafone in 2000 to become CEO of InfoSpace, Inc., and from 2001 until 2003, he served as CEO of Accel-KKR Telecom. Mr. Sarin rejoined Vodafone in 2003 as its Group Chief Executive Officer. He grew the company globally from 100 million subscribers to 300 million subscribers and expanded its services to include data and broadband. After his retirement in 2008, he served as a senior advisor to Kohlberg Kravis Roberts & Company for five years.

Mr. Sarin currently serves on the board of directors of Cisco Systems, Inc., Charles Schwab Corp. and Blackhawk Network Holdings, Inc. He has also served on numerous boards in the past, including The Gap Inc. and Safeway Inc., and as a non-executive director of the Court of the Bank of England. In 2010, he was named an Honorary Knight of the British Empire for services to the communications industry.

Mr. Sarin earned his MBA and Master of Science (Engineering) degrees from University of California-Berkeley and his Bachelor’s degree from the Indian Institute of Technology in Kharagpur, India.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 358,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$31.0 billion for the fiscal year ended Aug. 31, 2015.  Its home page is www.accenture.com.

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Stacey Jones
Accenture
+1 (917) 452-6561
stacey.jones@accenture.com